 Exhibit 99

Z Trim Holdings Receives Amex Acceptance of its Plan to Regain Compliance with Continued Listing Standards
Monday November 5, 2007

MUNDELEIN, Ill., November 5, 2007 / PRNewswire/ -- Z Trim Holdings, Inc. (Amex: ZTM), reported today that the American Stock Exchange (“Amex”) notified Z Trim that it accepted Z Trim’s plan to regain compliance with Amex’ continued listing standards.   While Z Trim continues to be non-compliant with Amex’ continued listing standards at this time, Amex’ acceptance of Z Trim’s plan is based on a determination that Z Trim has demonstrated an ability to regain compliance with the continued listing standards by the end of the plan period, which is December 17, 2007.

Steve Cohen, Z Trim’s President, stated, “ We continue to work towards resolution of our compliance issues and will continue as part of those efforts to communicate with the exchange on a proactive basis regarding all corporate developments.”

Z Trim had previously disclosed that on August 17, 2007 it received a deficiency letter pursuant to Section 1009 of the Amex Company Guide notifying Z Trim that it was not in compliance with certain of Amex’ continued listing standards.  Z Trim will be subject to periodic review by Amex regarding its compliance plan and is required to provide Amex with periodic updates in connection with the compliance plan. Failure to make progress consistent with the compliance plan or to regain compliance with the continued listing standards by December 17, 2007 will likely result in Amex initiating delisting proceedings with respect to Z Trim’s common stock.

ABOUT Z TRIM®

Z Trim, www.ztrim.com, is a natural functional food ingredient made from the hulls of grain. Z Trim lowers calories from fats by up to 80% in many foods without negatively affecting taste or texture, and can substantially reduce harmful trans and saturated fats found in many foods. Z Trim has wide application in dairy products, dressings, dips, sauces, baked goods, processed meats, snack foods, cookies, pies, cakes, icings, brownies, bars, ice cream, milk shakes and many other foods.

Forward-Looking Statements and Risk Factors

Certain statements in this press release are "forward−looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Z Trim Holdings to be materially different from any future results, performance or achievements expressed or implied by no hard return these forward−looking statements. There can be no assurance that we will satisfactorily complete our compliance plan or maintain our listing on the Amex.  Other factors, which could materially affect such forward−looking statements, can be found in our filings with the Securities and Exchange Commission at www.sec.gov, including risk factors relating to our history of operating losses, lack thus far of significant market acceptance of our products, the fact that we may dilute existing shareholders through additional stock issuances, and our reliance on our intellectual property.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward−looking statements and are cautioned not to place undue reliance on such forward−looking statements. The forward−looking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward−looking statements to reflect subsequent events or circumstances.

Contact:          Steve Cohen
Voice:              847-549-6002
Email:              stevec@ztrim.com